Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Warner Chilcott plc	Republic of Ireland
Warner Chilcott Limited	Bermuda
Warner Chilcott Holdings Company II, Limited	Bermuda
Warner Chilcott Holdings Company III, Limited	Bermuda
Chilcott Bermuda Limited	Bermuda
Warner Chilcott Intermediate (Luxembourg) S.à.r.l.	Luxembourg
WC Luxco S.à.r.l.	Luxembourg
Warner Chilcott Acquisition Limited	United Kingdom
Chilcott UK Limited	United Kingdom
Millbrook Limited	United Kingdom
Warner Chilcott Research Laboratories Limited	United Kingdom
Warner Chilcott UK Limited	United Kingdom
Warner Chilcott Deutschland GmbH	Germany
Warner Chilcott Pharmaceuticals UK Limited	United Kingdom
Warner Chilcott Intermediate (Ireland) Limited	Republic of Ireland
Galen (Chemicals) Limited	Republic of Ireland
WC Pharmaceuticals I Limited	Gibraltar
WC Pharmaceuticals II Limited	Gibraltar
Warner Chilcott Company, LLC	Puerto Rico
Warner Chilcott Corporation	Delaware
Warner Chilcott (US), LLC	Delaware
Warner Chilcott Pharmaceuticals Inc.	Ohio
Warner Chilcott Sales (US), LLC	Delaware
WC Luxco Holdings S.à.r.l.	Luxembourg
Warner Chilcott Canada Co.	Canada
WC Netherlands Holdings B.V.	Netherlands
Warner Chilcott Pharmaceuticals S.à.r.l.	Switzerland
Warner Chilcott Puerto Rico LLC	Puerto Rico
Procter & Gamble Iberia S.L.	Spain
Warner Chilcott Italy S.r.l.	Italy
Procter & Gamble Pharmaceuticals N.V.	Belgium
Warner Chilcott Nederland B.V.	Netherlands
Warner Chilcott France S.A.	France
Warner Chilcott Australia Pty Ltd.	Australia